EXHIBIT INDEX


(14)(a)  Consent of Independent Registered Public Accounting Firm.

(14)(b)  Consent of Independent Registered Public Accounting Firm.

(17)(h) Statement of Additional Information, dated Nov. 29, 2005, for RiverSource Aggressive Growth Fund, RiverSource Small Cap Equity Fund, RiverSource Discovery Fund and RiverSource Strategy Aggressive Fund.

(17)(i) Annual Report for the period ended May 31, 2005 for RiverSource Aggressive Growth Fund.

(17)(j) Annual Report for the period ended May 31, 2005 for RiverSource Small Cap Equity Fund.

(17)(l) Prospectus, dated May 27, 2005, amended as of Nov. 11, 2005, for RiverSource Strategy Aggressive Fund.

(17)(m) Annual Report for the period ended March 30, 2005 for RiverSource Strategy Aggressive Fund.

(17)(n) Annual Report for the period ended July 31, 2005 for RiverSource Discovery Fund.